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                                  EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of May 25, 2000, by and between Spectrum Bancorporation, Inc. ("Spectrum"), an Iowa corporation, and Citizens Corporation ("Citizens"), an Iowa corporation.

    The boards of directors of the respective corporations deem it desirable and in the best interests of their respective corporations and shareholders that Citizens merge into Spectrum (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants, undertakings, representations and warranties contained herein, the parties agree as follows:

                                 I.  THE MERGER

    1.01  THE MERGER.  Subject to the terms and conditions of this Agreement:

        (a) Citizens shall be merged with and into Spectrum in accordance with Sections 490.1101 and 490.1105 of the Iowa Business Corporation Act, with Spectrum being the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the separate existence of Citizens shall cease. The Merger shall become effective when a properly executed Articles of Merger (together with any other documents required by law to effectuate the Merger) shall be filed and recorded in the office of the Secretary of State of Iowa, which filings and recordings shall be made as soon as possible after the closing of the transactions contemplated by this Agreement. When used in this Agreement, the term "Effective Time" shall mean the time on the date when the Articles of Merger are filed and recorded in the office of the Secretary of State, unless a delayed effective time and date are specified in the Articles of Merger, in which case such delayed effective time and date shall be the "Effective Time."

        (b) Pursuant to Section 490.1106 of the Iowa Business Corporation Act, the title to all real estate and other property owned by Spectrum and Citizens shall be vested in the Surviving Corporation without reversion or impairment and the Surviving Corporation shall have all liabilities of each corporation party to the merger.

        (c) The Articles of Incorporation of Spectrum shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with law.

        (d) The Bylaws of Spectrum shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with law.

    1.02 CONVERSION OF SHARES OF CITIZENS STOCK. As of the Effective Time, by virtue of the Merger without any action on the part of the holders thereof:

        (a) Each share of Common Stock of Citizens that is issued and outstanding immediately prior to the Effective Time shall thereupon and without any further action be

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converted into 1.638721 shares of fully paid and nonassessable Common
Stock, $1.00 par value per share, of the Surviving Corporation.

        (b) Each share of Common Stock of Spectrum that is issued and outstanding immediately prior to the Effective Time shall continue immediately after the Effective Time to constitute one share of Spectrum Common Stock.

        (c) Each share of the 8% Non-Voting Cumulative Perpetual Preferred Stock of Spectrum, $100 par value per share that is issued and outstanding immediately prior to the Effective Time shall, without any further action, continue immediately after the Effective Time to constitute one share of such Preferred Stock and shall continue to be designated "Series 1."

        (d) Each share of the 10% Non Voting, Non Cumulative Perpetual Preferred Stock of Spectrum, $100 par value per share, that is issued and outstanding immediately prior to the Effective Time shall, without any further action, continue immediately after the Effective Time to constitute one share of such Preferred Stock and shall continue to be designated "Series 2."

    1.03  EXCHANGE OF SHARE CERTIFICATES.

        (a) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock of Citizens (the "Citizens Certificates") against delivery of such Citizens Certificates, duly executed for transfer in form satisfactory to the Surviving Corporation, certificates representing that number of shares of Common Stock of Surviving Corporation into which the shares represented by the Citizens Certificates so surrendered shall have been converted pursuant to the provisions of this Article I, and the Citizens Certificates so surrendered shall forthwith be cancelled.

        (b) No dividends or other distributions declared with respect to Common Stock of the Surviving Corporation issuable to former holders of Common Stock of Citizens pursuant to the Merger and payable to the holders thereof after the Effective Date shall be paid to any such holder unless and until such holder shall have surrendered such holder's Citizens Certificates and received in exchange therefor certificates representing shares of Common Stock of the Surviving Corporation. After the surrender and exchange of a Citizens Certificate, the holder of certificates for shares of Common Stock of the Surviving Corporation into which the shares represented by the Citizens Certificates shall have been converted shall be entitled to receive any dividends or other distributions, without any interest thereon, which theretofore became payable with respect to the shares represented by such Citizens Certificates.

        (c) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares represented by the Citizens Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Citizens Certificates are presented to the Surviving Corporation for registration or transfer, they shall be cancelled and exchanged for certificates representing shares of Common Stock of the Surviving Corporation, as provided in this Article I.

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    1.04  BOARD OF DIRECTORS AND OFFICERS.  At the Effective Time, the directors and officers of Spectrum immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation and shall hold office in accordance with the Surviving Corporation's bylaws and applicable law.

    1.05 CAPITAL NOTE OF CITIZENS TO BE CANCELLED. At the Effective Time, Spectrum shall cancel the certificate representing the Capital Note, Series 1999 of Citizens in the amount of $635,000, which Spectrum owned immediately prior to the Merger.

               II.  CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

    2.01 CONDITIONS. Consummation of the Merger and the transactions contemplated hereby shall be subject to:

        (a) Receipt of all regulatory approvals required by law and expiration of all waiting periods imposed by law or order;

        (b) Receipt of requisite approval of the shareholders of the parties hereto; and

    2.02 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

        (a) By mutual consent of the Boards of Directors of the parties hereto;
    or

        (b) By any party hereto if any event shall have occurred which renders the conditions set forth in Section 2.01 of this Agreement incapable of fulfillment.



    2.03 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 2.02 above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or their respective officers, directors or shareholders.

    2.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time, by an instrument in writing signed on behalf of each of the parties hereto.

    2.05 WAIVER. Any term or provision of this Agreement (other than requirements for regulatory approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                            III.  GENERAL PROVISIONS

    3.01 CLOSING. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned, a closing (the "Closing") will be held as soon as practicable after receipt of all regulatory approvals and expiration of all waiting periods, at a location to be agreed upon by the parties hereto. As soon as practicable after the Closing, the Articles of Merger will be filed for recording with the Secretary of State.


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    3.02  BINDING AGREEMENT.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officers, as of the date first above written.



                                         SPECTRUM BANCORPORATION, INC.

                                           By: /s/ DERYL F. HAMANN, CHAIRMAN
                                               -----------------------------

                                         CITIZENS CORPORATION

                                           By: /s/ DERYL F. HAMANN, CHAIRMAN
                                               -------------------------------